Exhibit (a)(11)

news RELEASE

For Immediate Release	Symbol: POT
August 25, 2010
Listed: TSX, NYSE
PotashCorp Shareholder Rights Plan Update
Saskatoon, Saskatchewan – As previously announced, Potash Corporation of Saskatchewan Inc. (“PotashCorp”) adopted a Shareholder Rights Plan on August 16, 2010.
The Rights Plan is intended to ensure that in the context of a formal take-over bid, such as BHP Billiton’s unsolicited offer to acquire all of the outstanding shares of PotashCorp for US$130 per share in cash, the Board of Directors of PotashCorp has sufficient time to explore and develop alternatives to enhance shareholder value, including competing transactions which are presently being considered or which might emerge in the future.
The Rights Plan enables potential acquirors to make a “Permitted Bid” without the approval of the PotashCorp Board, so long as a bidder adheres to certain requirements consistent with the objectives of the Rights Plan noted above. However, BHP Billiton chose not to make a Permitted Bid despite being in a position to do so.
As indicated in PotashCorp’s August 23, 2010 news release, after carefully considering the BHP offer with the benefit of advice from its independent financial and legal advisors, the PotashCorp Board voted unanimously to reject the BHP offer and unanimously recommends that PotashCorp shareholders reject the BHP offer and not tender their shares. The PotashCorp Board further believes that the continued operation of the Rights Plan is in the best interests of the Company and its shareholders and other stakeholders.
As is typical for shareholder rights plans adopted while an issuer is aware of an actual or potential take-over bid, the TSX has deferred its consideration of the Rights Plan until the earlier of a decision by the appropriate securities commission regarding the Rights Plan and shareholder ratification of the Rights Plan. However, this does not affect the validity of the Rights Plan or the rights issued thereunder and the Rights Plan remains in full effect notwithstanding the TSX policy of deferring its review.
About PotashCorp
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information, please contact:

Investors	Media
Denita Stann
Senior Director, Investor Relations
Phone: (847) 849-4277
Email: ir@potashcorp.com

In Canada:
Georgeson
(866) 425-8527

In the U.S. (and elsewhere outside of Canada):
Innisfree M&A Incorporated
In the U.S.: (877) 717-3923
In the E.U.: 00-800-7710-9970
Banks, Brokers and from Other Locations:
(212) 750-5833
Bill Johnson Director, Public Affairs Phone: (306) 933-8849 Email: pr@potashcorp.com Eric Brielmann / Jamie Moser / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher Phone: (212) 355-4449

Web Site:	www.potashcorp.com
This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects, evaluations and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: future actions taken by BHP Billiton in connection with its unsolicited offer; fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2009 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Important Information
This release is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc. Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, because they contain important information.
Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.